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                                                       EXHIBIT 15


Enserch Exploration, Inc.

We have made reviews in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Enserch Exploration Partners, Ltd. (EP) for the periods ended March 31, 1994 and 1993, June 30, 1994 and 1993 and September 30, 1994 and 1993, as indicated in our reports dated April 25, 1994, July 29, 1994 and October 25, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in Quarterly Reports on Form 10-Q of EP for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 are being incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


DELOITTE & TOUCHE LLP
February 14, 1995
Dallas, Texas